FOR IMMEDIATE RELEASE: SEPTEMBER 13, 2016	Exhibit 99.1

LEGGETT & PLATT SETS PATH TO CONTINUE “TOP 1/3 TSR” PERFORMANCE

Carthage, MO, September 13 ---

¡	Producing TSR[1] that ranks in the Top 1/3 of the S&P 500 remains the company’s primary financial goal
¡	Expect to generate average annual TSR of 11%-14% for the foreseeable future
¡	Midpoint TSR expectation yields 2019 target sales of ~$4.75 billion, EPS of ~$3.25
¡	Revised TSR framework reflects reduced role for margin gains, modestly increased role for growth
¡	Maintaining longstanding priority of dividend, vigilant capital discipline and conservative balance sheet

Diversified manufacturer Leggett & Platt has been, and expects to continue, achieving Total Shareholder Return (TSR1) that ranks within the top third of S&P 500 companies. For the foreseeable future, the company expects to generate average annual TSR of 11%-14%. Such TSR performance should rank within the top third of the S&P 500 over 3-year periods, assuming future annual TSR of 6%-7% for the S&P 500 index.

The main drivers of Leggett & Platt’s future TSR should be continued profitable revenue growth and a strong dividend yield. EBIT margin increases and stock buybacks should also contribute to TSR, but at lower levels than in recent years.

Strong TSR Performance

The company’s primary financial goal, adopted in 2007, is to achieve TSR that ranks in the top third of the S&P 500 over rolling 3-year periods. The company has achieved or meaningfully exceeded that goal in six of the seven 3-year periods since 2007. Over the longer term, the company has well surpassed its top third goal, generating TSR ranging from the top quarter to the top tenth of the S&P 500 over various time periods, as shown below.

	2007-2016	2011-2016	2013-2016
	Since 12/31/07	Since 12/31/11	Since 12/31/13
L&P TSR rank within S&P 500	Top 9%	Top 23%	Top 7%
Leggett & Platt TSR per year	19%	22%	22%[2]
S&P 500 index TSR per year	7%	14%	8%

Drivers of the strong TSR performance, in order of importance, have been: i) significant EBIT margin increases, ii) consistent revenue growth, iii) a strong dividend yield, and iv) stock buybacks.

Future TSR Drivers

The table below shows Leggett & Platt’s TSR components for the TSR framework in place since 2007, results for the most recent three years, and the company’s revised TSR framework going forward. With EBIT margin approaching 13% for 2016, future margin increases will likely be smaller and generate less TSR benefit than previously. In contrast, the company’s expectation for future revenue growth is being moderately increased to more closely align with the 8% growth from unit volume and acquisitions the company has experienced recently.

————— 3-Year Average Annual TSR —————

Category	Prior	2013-2016	Future
Revenue growth	4-5%	4%[3]	6-9%
Margin increases	2-3%	10%	1%
Change in multiple	—	4%	—
Dividend yield	3-4%	3%	3%
Stock buyback	2-4%	1%	1%

Total	12-15%	22%[2]	11-14%

[1]	TSR = (Change in Stock Price + Dividends) / Beginning Stock Price; assumes dividends are reinvested.
[2]	Assumes $52 LEG stock price at 12.31.16.
[3]	Reflects 8% growth from unit volume + acquisitions, offset 4% by divestitures, commodity deflation, and currency.

Revenue: For quite some time Leggett has envisioned profitable revenue growth as the primary driver of its TSR. Over the last three years, the company has enjoyed combined unit volume and acquisition growth of 8% per year, though this has been partially offset by divestitures, commodity deflation, and currency.

Leggett anticipates that long-term revenue growth should: i) average 6-9% per year, ii) come primarily from organic growth, predominantly Leggett-specific opportunities within the company’s “grow” business units (such as Automotive, Bedding, Adjustable Bed, Home Furniture, Aerospace, and Work Furniture), and iii) be augmented by carefully screened, strategic acquisitions that must meet the company’s established acquisition criteria.

The company is making three internal structural changes to improve the quality and quantity of profitable growth ideas generated within the business units:

i)	Installing a formal Growth Ideation Process within its business units to improve their ability to identify, appropriately resource, and bring to fruition profitable growth opportunities.
ii)	Forming, within its Corporate Development group, a small team that will seek out new markets for the company to enter that strongly align with the company’s styles of competition and core competencies.
iii)	Expanding to the business unit leaders a multi-year bonus program that rewards profitable growth and value creation. Prior to this, business unit leader incentives were based on annual financial targets.

Dividend: The company targets dividend payout at 50-60% of net income. Actual payout was above target until 2015. With earnings growth, dividend payout is now within the target range. Accordingly, future dividend growth should more closely align with earnings growth. Dividend yield should be approximately 3% each year, assuming recent market multiples and stock valuations persist into the future.

Margin: Margins have improved significantly in recent years, and are currently near record levels. While the company’s focus on portfolio optimization, continuous improvement, and operating efficiency will not change, future margin increases will contribute less to TSR. The company is planning for average annual margin gains of 10-15 basis points, which generates approximately 1% of incremental TSR per year.

Stock Buyback: The company’s priorities for uses of cash continue to be organic growth, dividends, and strategic acquisitions. If cash is available after funding those priorities, the company expects to continue to repurchase its stock (rather than repay debt early or stockpile cash). Management has standing authorization from the Board of Directors to buy up to 10 million shares each year; however, no specific repurchase commitment or timetable has been established. The company assumes an annual 1% net reduction in share count on average, which will generate 1% TSR annually. However, it is likely that there will be some years with little or no share reduction, i.e. when growth and acquisitions have used most or all of the available capital.

2019 Targets

The company is sharing its financial targets for 2019 (the endpoint for the company’s next 3-year TSR measurement period). These targets are approximations, based upon the midpoint of the 11%-14% TSR expectation: $4.75 billion of revenue, 13.3% EBIT margin, $3.25 of EPS, and $1.70 dividend. This targeted performance should allow the company to meet its top third TSR goal over the next three years.

These targets assume a stable macro environment that yields moderate demand growth, as well as continued content gains and new program awards for Leggett. Sales increases anticipate organic growth augmented by strategic acquisitions, and envision no significant inflation, deflation, currency fluctuation, or divestitures.

Investor Day Presentation

Management will discuss these long-term plans and strategy at an Investor Day presentation on September 14 at 8:30 a.m. Eastern (7:30 a.m. Central). The discussion will focus on long-term topics, and will not address 2016 guidance (last issued July 28) or current market conditions. The presentation slides and webcast can be accessed from the Investor Relations section of Leggett’s website at www.leggett.com. Third quarter results will be released after the market closes on October 27, 2016, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 133 year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The company is comprised of 17 business units, 21,000 employee-partners, and 130 manufacturing facilities located in 19 countries.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve possible targets, plans, goals, objectives, strategies, future stock price, uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Vice President of Investor Relations